Tommy R. Hancock, Jr.
1465 Badovinac Drive
Roseville, CA 95747

October 19, 2007

Mr. Glenn Welstad
Chairman of the Board
Command Center, Inc.
3773 West 5th Avenue
Post Falls, ID 83854

Dear Glenn,

Please accept my resignation from Command Center's Board of Directors effective today, October 19, 2007.

My resignation is for personal reasons.

Sincerely,

Tommy R. Hancock, Jr.